[LETTERHEAD OF REXENE CORPORATION]



                                March 26, 1997



Mr. Arthur L. Goeschel
Way Hollow Road & Woodland Road
Sewickley, Pennsylvania  15143

Dear Art:

            We are in receipt of your letter of resignation, which the Board accepts. In order to set the record straight, it is necessary to respond to the allegations and outright misstatements set forth in your letter.

            As you know, based upon the many Board meetings and personal meetings I have had with you regarding this subject, the Rexene Board authorized the stock repurchase program solely as a result of the requests of many of the Company's stockholders as expressed to Rexene management and directors in recent months and because the Rexene directors feel that the program complements the Company's capital and improvement programs and will build stockholder value. The first part of the program, which is limited to purchases of up to $35 million, will be conducted as an open market purchase program in accordance with rules and regulations promulgated by the Securities and Exchange Commission. It is indisputable that the program will not discriminate among stockholders and will be open to all stockholders who desire to sell their shares at current market prices. You conveniently ignore the fact that the stock repurchase program will have the effect of actually reducing the number of affirmative votes that the Wyser-Pratte Group will need to obtain at the Special Meeting to be successful in removing Rexene's current directors. You also understandably fail to acknowledge that, at current market prices, the program should make Rexene a more attractive acquisition candidate for an acquiror intending to pay $16.00 per share. Further, as designed by the Board, the majority of repurchases pursuant to the program will be made only if stockholders approve the stock repurchase proposal at the Special Meeting and, accordingly, could not





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Mr. Arthur L. Goeschel
March 26, 1997
Page 2

possibly have any impact on the vote at the Special Meeting. You have refused to listen to the explanations of the workings of the stock repurchase program because it doesn't match your preconceived views. You have consistently refused to accept the advice of professionals because in your own mind, you have said you know better.

            Your stated concerns regarding the possible effects of the financing of the program are, at best disingenuous. The Company's financial advisors have on several occasions expressed to the Board their view (and demonstrated with their detailed financial analyses) that the financing of the program would not negatively impact the financial condition of the Company. You yourself have stated on more than one occasion at our Board meetings that the additional borrowings and proposed preferred stock issuance will not in any way put the Company in financial jeopardy.

            An honest review of the record can only lead to the conclusion that the Rexene directors have acted based solely upon a full and fair consideration of the facts in a manner that they believe is in the best interest of all of the Rexene shareholders. Regrettably, your actions have been taken solely as part of a personal desire to advance your own selfish interests and retaliate for the Board's intent to decrease its size and decline to ask that you stand for re-election at the Annual Meeting. Every Board member believes that you were entitled to voice your opinion as a director in the meeting, but you are not entitled to manipulate the board process through false and unsupported accusations and threats of publicly accusing your fellow Board members of unethical conduct in an attempt to coerce them into adopting your point of view, especially when such is not the case. I am confident that the Rexene Board has reached the right decisions on these matters and I am gratified that the Board will be able to continue to work to enhance the interests of our stockholders free of the distractions resulting from your unwillingness to respond to efforts to maximize stockholder value.

                                          Very truly yours,

                                          /s/ Andrew J. Smith

                                          Andrew J. Smith